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                                                                    EXHIBIT 99

                                                                           USA
                                                          Waste Services, Inc.

                            FOR IMMEDIATE RELEASE

                                                                     UW #94-13

                                                                     Contacts:
                                                      USA Waste Services, Inc.
                                                              Earl E. DeFrates
                                                                (214) 233-4212

                                            Chambers Development Company, Inc.
                                                           Jim Leonard (Media)
                                                                  412-244-7560
                                              Lew Nevins (Financial Community)
                                                                  412-244-6195


                USA WASTE SERVICES AND CHAMBERS DEVELOPMENT COMPANY
                        ANNOUNCE DEFINITIVE MERGER AGREEMENT

        Dallas, Texas (November 28, 1994)--USA Waste Services, Inc. (NYSE--"UW") and Chambers Development Company, Inc. (AMEX: "CDVA/CDVB") jointly announced today the execution of a definitive agreement providing for the merger of Chambers into USA Waste. Under the terms of the merger agreement, USA Waste will issue 0.41667 shares of its common stock for each share of Chambers' Class A common stock and common stock outstanding, subject to certain adjustments. In the aggregate, USA Waste will issue approximately 27.8 million shares of its common stock in connection with the merger. Based on USA Waste's closing price on November 25, 1994, of $14.00 and taking into account Chambers' existing indebtedness, the transaction has a total value of approximately $725 million.

        As a result of the merger, USA Waste will be the fourth largest solid waste company in North America, with annual revenues of approximately $450 million. It will have operations in 21 states, including 25 municipal solid waste landfills with permitted capacity in excess of 340 million cubic yards of air space, 37 collection companies and 13 transfer stations.

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        The management team will be led by John E. Drury of USA Waste, as
Chairman and Chief Executive Officer. Donald F. Moorehead, Jr., of USA Waste and John G. Rangos, Sr., of Chambers, will serve as Vice-Chairmen of the Board of Directors. Mr. Moorehead will also function as USA Waste's Chief Development Officer. David Sutherland-Yoest, USA Waste's President and Chief Operating Officer, and Earl E. DeFrates, USA Waste's Chief Financial Officer, will continue to serve in their current positions. Alexander W. Rangos will serve as a Board member and will join USA Waste as Executive Vice President.

        "Chambers has some of the finest landfill assets in North America," said Mr. Drury, "and we believe the combination of the two companies will provide significant benefits to both shareholder groups. Our strong waste collection operations coupled with Chambers' exceptional landfill properties will provide significant operating leverage to the combined asset base."

        John Rangos, Sr., Chambers' Chairman and Chief Executive Officer, stated, "The combination of Chambers and USA Waste creates a strong, vibrant entity that is capable of participating in the continuing consolidation that is occurring in the solid waste industry. I believe this merger will serve the best interests of our respective shareholders."

        The closing of the merger is subject to, among other things, the receipt by each party of an opinion from its investment banking firm relating to the financial fairness of the merger to its shareholders, approval of both companies' shareholders, appropriate assurances as to the treatment of the merger as a tax free reorganization accounted for as a pooling of interests, Hart Scott-Rodino clearance, final settlement of certain litigation

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affecting Chambers, and certain other conditions. If the conditions to the closing of the merger are satisfied, the merger is expected to be consummated in approximately six months.

        In connection with the merger agreement, USA Waste has received proxies from certain of Chambers' shareholders authorizing USA Waste to vote such shares in favor of the merger. The shares covered by these proxies represent a majority of the total voting rights outstanding.

        Chambers has also received proxies from certain of USA Waste's shareholders authorizing Chambers to vote such shares in favor of the merger.

        On November 19, 1994, Chambers announced that it had executed memoranda of understanding relating to the settlement of its long-standing class action litigation and had recorded a third quarter charge of approximately $74 million to provide for such settlement.

        USA Waste Services, headquartered in Dallas, Texas, is a rapidly growing, non-hazardous solid waste management company, performing both waste collection and disposal services in multiple locations nationwide.

        Chambers Development Company, headquartered in Pittsburgh, Pennsylvania, is a leading environmental services firm involved in landfill, transfer station and recycling operations, as well as the collection, transportation and hauling of residential, commercial, non-hazardous industrial and medical wastes.